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                                                                  HEI EXHIBIT 99
                                                                  --------------

                               AMENDMENT 1994-1
                      TO THE HAWAIIAN ELECTRIC INDUSTRIES
                            RETIREMENT SAVINGS PLAN

     In accordance with Section 10.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended in the following respect:

     Effective January 1, 1994, the Plan is amended to exclude employees of The Hawaiian Insurance & Guaranty Company, Limited ("HIG"). Furthermore, as of January 1, 1994, or as soon thereafter as is practicable, all account balances held under the Plan and attributable to individuals who are current or former employees of HIG, other than such individuals currently employed by Hawaiian Electric Industries, Inc. ("HEI") or an HEI Subsidiary other than HIG, shall be transferred to the new 401(K) plan sponsored by HIG as the successor to the Plan.

     TO RECORD the adoption of this amendment to the Plan, the Hawaiian Electric Industries Pension Investment Committee has caused this document to be executed this 28th day of February, 1994.

                                      HAWAIIAN ELECTRIC INDUSTRIES
                                      PENSION INVESTMENT COMMITTEE

                                      By  /s/ Robert F. Mougeot
                                         ------------------------------
                                         Robert F. Mougeot
                                         Its Chairman


                                      By  /s/ Constance H. Lau
                                         ------------------------------
                                         Constance H. Lau
                                         Its Asset Manager & Secretary